Exhibit 23.1

TOTAL ASIA ASSOCIATES PLT (LLP0016837-LCA & AF002128)

A Firm registered with US PCAOB and Malaysian MIA

Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak,

50400, Kuala Lumpur, Malaysia

Tel: (603) 2733 9989

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors,

Luduson G inc.

We consent to the inclusion in the Registration Statement on Amendment No. 1 to Form S-1 of Luduson G Inc. of our report dated March 25, 2021, relating to our audits of the consolidated balance sheets of Luduson G Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operation and comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2020 and 2019.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates PLT

TOTAL ASIA ASSOCIATES PLT

KUALA LUMPUR, MALAYSIA

December 15, 2021